Exhibit 10.2

SHARE PURCHASE AGREEMENT

By and Between

TAKEDA PHARMACEUTICAL COMPANY LIMITED

AND

WAVE LIFE SCIENCES LTD.

Dated as of February 19, 2018

i

Exhibit A – Form of Cross Receipt
Exhibit B – Form of Investor Agreement
Exhibit C – Notices

ii

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of February 19, 2018, by and between Takeda Pharmaceutical Company Limited, a company incorporated under the laws of Japan (the “Investor”), and Wave Life Sciences Ltd., a Singapore public limited company (the “Company”).

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Investor, and the Investor desires to subscribe for and purchase from the Company, ordinary shares, fully-paid up, no par value, of the Company (the “Ordinary Shares”); and

WHEREAS, in partial consideration for the Investor’s willingness to enter into this Agreement, the Investor and the Company (or Affiliates thereof) are entering into the Collaboration Agreement and the Investor Agreement (each as defined below).

NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Investor and the Company agree as follows:

1.Definitions.

1.1Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person.  A Person shall be deemed to “control” another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors or otherwise having the power to control or direct the affairs of such Person; and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest or the power to direct the management and policies of such non-corporate entities.  For the purposes of this Agreement, in no event shall the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates.

“Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

“Business Day” shall mean a calendar day other than a Saturday, Sunday, or a bank or other public holiday in Massachusetts or New York in the United States or in Tokyo in Japan.

“Collaboration Agreement” shall mean the Collaboration and License Agreement between the Company and the Investor, dated as of February 19, 2018.

“Cross Receipt” shall mean an executed document signed by each of the Company and the Investor, in substantially the form of Exhibit A attached hereto.

“Effect” shall have the meaning set forth in the definition of “Material Adverse Effect.”

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Intellectual Property” shall mean shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“Investor Agreement” shall mean that certain Investor Agreement between the Investor and the Company, to be dated as of the Closing Date, in the form of Exhibit B attached hereto, as the same may be amended from time to time.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other Effects, has (i) a material adverse effect on the business, financial condition, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform its obligations, or consummate the Transaction, in accordance with the terms of this Agreement, except in the case of (i) or (ii) to the extent that any such Effect results from or arises out of: (A) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles in the United States or interpretations thereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (C) the announcement, pendency or performance of this Agreement or the Collaboration Agreement or the identity of the Investor, (D) any change in the trading prices or trading volume of the Ordinary Shares (it being understood that the facts giving rise to or contributing to any such change may be deemed to constitute, or be taken into account when determining whether there has been or will be, a Material Adverse Effect, except to the extent any of such facts is an Effect referred in clauses (A) through (H) of this definition), (E) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (F) earthquakes, hurricanes, floods or other natural disasters, (G) any action taken by the Company required by this Agreement or the Collaboration Agreement or with the Investor’s written consent, (H) any breach, violation or non-performance by the Investor or any of its Affiliates under the Collaboration Agreement, or (I) shareholder litigation arising out of or in connection with the execution, delivery or performance of the Transaction Agreements; provided, that, with respect to clauses (A), (B), (E) and (F), such Effect does not have a materially disproportionate and adverse effect on the Company relative to other companies in the biotechnology or biopharmaceutical industries.

“Organizational Documents” shall mean the constitution of Wave Life Sciences Ltd., dated as of July 23, 2012, as may be amended and/or restated from time to time.

“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Third Party” shall mean any Person other than the Investor, the Company or any Affiliate of the Investor or the Company.

“Transaction” means the issuance and sale of the Shares by the Company, and the purchase of the Shares by the Investor, in accordance with the terms hereof.

“Transaction Agreements” shall mean this Agreement, the Investor Agreement and the Collaboration Agreement.

1.2Additional Defined Terms.  In addition to the terms defined in Section 1.1, the following terms shall have the respective meanings assigned thereto in the sections indicated below:

Defined Term	Section
Aggregate Purchase Price	Section 2
Closing	Section 3.1
Closing Date	Section 3.1
Company	Preamble
Company Intellectual Property	Section 4.13(b)
Company SEC Documents	Section 4.11(a)
Exchange Act	Section 4.11(a)
HSR Act	Section 4.7
Investor	Preamble
Modified Clause	Section 11.7
Ordinary Shares	Preamble
Permits	Section 4.10
SEC	Section 4.7
Securities Act	Section 4.11(a)
Shares	Section 2
Termination Date	Section 9.1(b)

2.Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, the Company shall issue and sell to the Investor, free and clear of all liens, other than any liens arising as a result of any action by the Investor, and the Investor shall purchase from the Company, 1,096,892 Ordinary Shares (the “Shares”), for $54.70 per share1, or $59,999,992.40 in the aggregate (the “Aggregate Purchase Price”), provided, that if number of Ordinary Shares issuable at the Closing would be greater than 19.99% of the Ordinary Shares outstanding immediately prior to Closing, the number of Shares and the Aggregate Purchase Price shall be reduced such that, immediately following the Closing, the Investor holds 19.99% of outstanding Ordinary Shares (calculated immediately prior to the Closing).  In the event of any share dividend, share split, combination of shares, recapitalization or other similar change in the capital structure of the Company after the date hereof and on or prior to the Closing which affects or relates to the Ordinary Shares, the number of Shares shall be adjusted proportionately.

3.Closing Date; Deliveries.

3.1Closing Date.  Subject to the satisfaction or waiver of all the conditions to the Closing set forth in Sections 6, 7 and 8 hereof, the closing of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on the third (3rd) Business Day after the satisfaction or waiver of the conditions to Closing set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing), at 10 a.m. Boston time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210, or at such other time, date and location as the parties may agree.  The date the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2Deliveries.

(a)Deliveries by the Company.  At the Closing, the Company shall instruct its transfer agent to register the Shares in book-entry form.  The Company will cause the relevant returns of allotment of the Shares to be filed with all relevant authorities in Singapore or elsewhere (if required) and updated in the registers of the Company.  The Company shall also deliver at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Investor and duly executed on behalf of the Company by an authorized executive officer of the Company, certifying that the conditions to Closing set forth in Sections 6 and 8.3(b) of this Agreement have been fulfilled; (iii) a duly executed Investor Agreement; (iv) a legal opinion of Company’s counsel in form and substance reasonably satisfactory to the Investor and (v) a certificate of the secretary of the Company dated as of the Closing Date certifying (A) that attached thereto are true and complete copies of the Organizational Documents in effect on the Closing Date; (B) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the Transaction and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date; and (C) as to the incumbency and specimen signature of any officer of the Company executing a Transaction Agreement on behalf of the Company.

(b)Deliveries by the Investor.  At the Closing, the Investor shall deliver to the Company the Aggregate Purchase Price by wire transfer of immediately available

[1]	Note: The per share price is equal to the closing price per Ordinary Share on the Nasdaq Global Market on February 16, 2018.

United States funds to an account designated by the Company.  The Company shall notify the Investor in writing of the wiring instructions for such account not less than five (5) Business Days before the Closing Date.  The Investor shall also deliver, or cause to be delivered, at the Closing: (i) a duly executed Cross Receipt; (ii) a certificate in form and substance reasonably satisfactory to the Company duly executed by an authorized executive officer of the Investor certifying that the conditions to Closing set forth in Section 7 of this Agreement have been fulfilled; (iii) a duly executed Investor Agreement; and (iv) a certificate of the secretary of the Investor dated as of the Closing Date certifying as to the incumbency and specimen signature of any officer executing a Transaction Agreement on behalf of the Investor.

4.Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that:

4.1Organization, Good Standing and Qualification.

(a)The Company is a public limited company duly organized, validly existing and in good standing under the laws of Singapore.  The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets, to carry on its business as now conducted, and as proposed to be conducted as described in the Company SEC Documents, to enter into the Transaction Agreements, to issue and sell the Shares to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

(b)The Company is qualified to transact business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so qualified would not have or be reasonably likely to have a Material Adverse Effect.

4.2Capitalization and Voting Rights.

(a)As of January 31, 2018, 27,860,448 Ordinary Shares and 3,901,348 of the Company’s Series A preferred shares were issued and outstanding.  The issued and outstanding capital shares of the Company have been duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding capital shares of the Company was issued in violation of the preemptive or other similar rights of any shareholder of the Company.  There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital shares of the Company or any of its subsidiaries other than those described or reflected in the Company SEC Documents, or pursuant to reservations, agreements or employee benefit plans or the exercise of convertible securities or options, in each case described or reflected in the Company SEC Documents.

(b)All of the authorized Ordinary Shares are entitled to one (1) vote per share.

(c)Except as described or referred to in Section 4.2(a) above or the Company SEC Documents or as provided in the Investor Agreement, as of the date hereof, there are not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which the Company is or may become obligated to issue, sell or repurchase any shares of its capital shares or any other securities of the Company or (ii) except as set forth in the Investor Agreement, any restrictions on the transfer of capital shares of the Company other than pursuant to state and federal securities Laws.

(d)Except as provided in the Investor Agreement, the Company is not a party to or subject to any agreement or understanding relating to the voting of capital shares of the Company or the giving of written consents by a shareholder or director of the Company.

4.3Subsidiaries.  The Company has disclosed all of its “subsidiaries” (for purposes of this Agreement, as defined in Rule 405 under the Securities Act) required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K in an exhibit to its Annual Report on Form 10-K.   Each of the Company’s subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation or company in good standing under the Laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its businesses as presently conducted.  Each of the Company’s subsidiaries is duly qualified as a foreign corporation or company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.  All of the issued and outstanding share capital or capital stock or other equity or ownership interests of each of the Company’s subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim.  The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Company SEC Documents.

4.4Authorization.

(a)All requisite corporate action on the part of the Company and its subsidiaries, and their respective directors and shareholders required by applicable Law for the authorization, execution and delivery by the Company and its subsidiaries of the Transaction Agreements and the performance of all obligations of the Company and its subsidiaries hereunder and thereunder, including the authorization, issuance and delivery of the Shares, has been taken.

(b)This Agreement and the Collaboration Agreement have been, and upon the execution and delivery of the Investor Agreement by the Company at the Closing, the Investor Agreement will be, duly executed and delivered by the Company or its subsidiaries (as applicable), and upon the due execution and delivery of this Agreement by the Investor, this Agreement and the Collaboration Agreement will constitute, and upon the due execution and delivery of the Investor Agreement by the Investor, the Investor Agreement will constitute, valid and legally binding obligations of the Company and its subsidiaries (as applicable), enforceable against such entities in accordance with their respective terms (except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (ii) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

(c)No stop order or suspension of trading of the Ordinary Shares has been imposed by The Nasdaq Stock Market LLC, the SEC or any other Governmental Authority and remains in effect.

4.5No Defaults.  Neither the Company nor any of its subsidiaries is in default under or in violation of (a) the Organizational Documents or a subsidiary’s organizational documents, (b) any provision of applicable Law or any ruling, writ, injunction, order, Permit, judgment or decree of any Governmental Authority or (c) any agreement, arrangement or instrument, whether written or oral, by which the Company, its subsidiaries or any of the Company’s or subsidiaries’ assets are bound, except, in the case of subsections (b) and (c), as would not have or be reasonably likely to have a Material Adverse Effect.  To the knowledge of the Company, there exists no condition, event or act which after notice, lapse of time, or both, would constitute a default or violation by the Company under any of the foregoing, except, in the case of subsections (b) and (c), as would not have or be reasonably likely to have a Material Adverse Effect.

4.6No Conflicts.  The execution, delivery and performance of the Transaction Agreements, and compliance with the provisions hereof and thereof by the Company and its subsidiaries do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Company, any of its subsidiaries or any of its assets are bound, (c) result in any encumbrance upon any of the Shares, other than restrictions on resale pursuant to securities Laws, or (d) violate or conflict with any of the provisions of the Organizational Documents or any subsidiary’s organizational documents, except, in the case of subsections (a) and (b), as would not have or be reasonably likely to have a Material Adverse Effect.

4.7No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by the Company or its subsidiaries in connection with the authorization, execution and delivery by the Company and its subsidiaries of any of the Transaction Agreements, or with the authorization, issue and sale by the Company of the Shares, except (i) such filings as may be required to be made with the Securities and Exchange Commission (the “SEC”) and with any state blue sky or securities regulatory authority, which filings shall be made in a timely manner in accordance with all applicable Laws, (ii) as required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) such filings as may be required to be made with the Accounting and Corporate Regulatory Authority of Singapore in connection with the allotment and issuance by the Company of the Shares.

4.8Valid Issuance of Shares.  When issued, sold and delivered at the Closing in accordance with the terms hereof for the Aggregate Purchase Price, the Shares shall be validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to the Investor Agreement, as a result of any action by the Investor or under federal or state securities Laws.

4.9Litigation.  Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which the Company or its subsidiaries have received notice or otherwise have knowledge) or, to the Company’s knowledge, threatened against the Company or its subsidiaries or which the Company or its subsidiaries intends to initiate which has had or is reasonably likely to have a Material Adverse Effect.

4.10Licenses and Other Rights; Compliance with Laws.  The Company and its subsidiaries (as applicable) have all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit them to own their properties and to conduct their business as presently conducted and are in compliance thereunder, except where the failure to be in compliance does not and would not have or be reasonably likely to have a Material Adverse Effect.  To the Company’s knowledge, neither the Company nor its subsidiaries have not taken any action that would interfere with the Company’s or its subsidiaries’ ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not have or be reasonably likely to have a Material Adverse Effect.  The Company and its subsidiaries are and have been in compliance with all Laws applicable to their business, properties and assets, and to the products and services sold by them, except where the failure to be in compliance does not and would not have or be reasonably likely to have a Material Adverse Effect.

4.11Company SEC Documents; Liabilities; Nasdaq Stock Market.

(a)Since December 31, 2015, the Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, with the SEC (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Documents when filed, declared effective or mailed, as applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)As of the date of this Agreement, other than as has been disclosed to the Investor, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

(c)The financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its quarterly reports on Form 10-Q for the quarterly periods ended September 30, 2017, June 30, 2017, and March 31, 2017 comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2017, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

(d)As of the date of this Agreement, the Ordinary Shares are listed on The Nasdaq Global Market, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act or delisting the Ordinary Shares from The Nasdaq Global Market.  As of the date of this Agreement, the Company has not received any notification that, and has no knowledge that, the SEC or The Nasdaq Stock Market LLC is contemplating terminating such listing or registration.

4.12Absence of Certain Changes.

(a)Since December 31, 2016, there has not occurred any event that has caused or would reasonably be expected to cause a Material Adverse Effect.

(b)Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since December 31, 2016, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

(c)Since December 31, 2016, the Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction.

4.13Intellectual Property.

(a)The Intellectual Property that is owned by the Company is owned free from any material liens or restrictions.  All of the Company’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any material liens or restrictions, and neither the Company nor to the Company’s knowledge any other party thereto, is in material breach of any such material Intellectual Property License, and no event has occurred that with notice or lapse of time or both would constitute such a material breach thereunder or would result in the termination thereof or would cause or permit the acceleration or other change of any material right or obligation of the loss of any material benefit thereunder by the Company, except, in each case, (i) for any such failure to be in full force and effect, any such lien or restriction, and any such material breach that would not reasonably be expected to have a Material Adverse Effect, or (ii) as set forth in any such Intellectual Property License.  Except as set forth in the Company SEC Documents, there is no legal claim or demand of any Person pertaining to, or any proceeding which is pending (of which the Company has received notice or otherwise has knowledge) or, to the knowledge of the Company, threatened, (i) challenging the right of the Company in respect of any Company Intellectual Property, or (ii) that claims that any default exists under any Intellectual Property License, except, in each case ((i) and (ii)), where such claim, demand or proceeding would not have or reasonably be expected to have a Material Adverse Effect.

(b)The Company or one of its subsidiaries owns, free and clear of any lien or encumbrance, or has a valid license to, or has an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. Intellectual Property rights reasonably necessary for the conduct of the Company’s business (“Company Intellectual Property”), the absence of which would not have or reasonably be expected to have a Material Adverse Effect.  The Company and its subsidiaries have taken reasonable measures to protect such Company Intellectual Property, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures would not have or reasonably be expected to have a Material Adverse Effect.

4.14Tax Returns, Payments and Elections.  The Company has filed all tax returns and reports as required, and within the time prescribed, by applicable Law and has paid or made provision for the payment of all accrued and unpaid taxes to which the Company is subject and which are not currently due and payable, except in each case where any failure would not have a Material Adverse Effect.

4.15Offering.  Subject to the accuracy of the Investor’s representations set forth in Sections 5.5, 5.6, 5.7, 5.9 and 5.10, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement constitute transactions which are exempt from the registration requirements of the Securities Act and from all applicable state registration or qualification requirements.  Neither the Company, its subsidiaries nor any Person acting on behalf of the Company or its subsidiaries will take any action that would cause the loss of such exemption.

4.16No Integration.  The Company and its subsidiaries have not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

4.17Brokers’ or Finders’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by the Transaction Agreements.

4.18Not Investment Company.  The Company is not, and solely after receipt of the Aggregate Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

5.Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

5.1Organization; Good Standing.  The Investor is a corporation duly organized, validly existing and in good standing under the laws of Japan.  The Investor has or will have all requisite power and authority to enter into the Transaction Agreements, to purchase the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements.

5.2Authorization.  All requisite action on the part of the Investor and its directors and shareholders, required by applicable Law for the authorization, execution and delivery by the Investor of the Transaction Agreements and the performance of all of its obligations thereunder, including the subscription for and purchase of the Shares, has been taken.  This Agreement and the Collaboration Agreement have been, and upon the execution and delivery of the Investor Agreement at the Closing by the Investor, the Investor Agreement will be, duly executed and delivered by the Investor and upon the due execution and delivery thereof by the Company, will constitute valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms (except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to or affecting enforcement of creditors’ rights and (b) rules of Law governing specific performance, injunctive relief or other equitable remedies and limitations of public policy).

5.3No Conflicts.  The execution, delivery and performance of the Transaction Agreements and compliance with the provisions hereof and thereof by the Investor do not and shall not: (a) violate any provision of applicable Law or any ruling, writ, injunction, order, permit, judgment or decree of any Governmental Authority, (b) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which the Investor or any of its assets, are bound, or (c) violate or conflict with any of the provisions of the Investor’s organizational documents (including any articles or memoranda of organization or association, charter, bylaws or similar documents), except, in the case of subsections (a) or (b), as would not materially impair or adversely affect the ability of the Investor to consummate the Transaction and perform its obligations under the Transaction Agreements.

5.4No Governmental Authority or Third Party Consents.  No consent, approval, authorization or other order of any Governmental Authority or other Third Party is required to be obtained by the Investor in connection with the authorization, execution and delivery of any of the Transaction Agreements or with the subscription for and purchase of the Shares, except as required pursuant to the HSR Act.

5.5Purchase Entirely for Own Account.  The Shares shall be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation or otherwise distributing the Shares.  The Investor does not have and will not have as of the Closing any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to a Person any of the Shares.

5.6Disclosure of Information.  The Investor has had the opportunity to review the Company SEC Documents and has received all the information from the Company and its management that the Investor considers necessary or appropriate for deciding whether to purchase the Shares hereunder.  The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the Company, its financial condition, results of operations and prospects and the terms and conditions of the offering of the Shares sufficient to enable it to evaluate its investment.

5.7Investment Experience and Accredited Investor Status.  The Investor is an “accredited investor” (as defined in Regulation D under the Securities Act).  The Investor has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares to be purchased hereunder.

5.8Acquiring Person.  As of the date of this Agreement and immediately prior to the Closing, neither the Investor nor any of its Affiliates beneficially owns, or will beneficially own (as determined pursuant to Rule 13d-3 under the Exchange Act without regard for the number of days in which a Person has the right to acquire such beneficial ownership, and without regard to the Investor’s rights under this Agreement), any securities of the Company, except for securities that may be owned by an employee benefit plan of Investor or any mutual fund or similar investment entity in which Investor and its Affiliates own less than 5% in the aggregate, and over which neither the Investor nor its Affiliates exercise direct management or investment control.

5.9Restricted Securities.  The Investor understands that the Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.

5.10Legends.  The Investor understands that the Shares in book-entry form shall be subject to the following legends:

(a)“These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to Wave Life Sciences Ltd.)

that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and

(b)“These securities are subject to and shall be transferable only upon the terms and conditions of an Investor Agreement by and between Wave Life Sciences Ltd. and Takeda Pharmaceutical Company Limited, a copy of which is on file with the Secretary of Wave Life Sciences Ltd.”

5.11Financial Assurances.  As of the date hereof and as of the Closing Date, the Investor has and will have access to cash in an amount sufficient to pay to the Company the Aggregate Purchase Price.

6.Investor’s Conditions to Closing.  The Investor’s obligation to purchase the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Investor):

6.1Representations and Warranties.  The representations and warranties made by the Company in Section 4 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date; provided, however, that for purposes of this Section 6.1, all such representations and warranties of the Company (other than Sections 4.1(a), 4.2, 4.3, 4.4, 4.5(a), 4.6(d), 4.8, 4.12(c) and 4.17 of this Agreement) shall be deemed to be true and correct for purposes of this Section 6.1 unless the failure or failures of such representations and warranties to be so true and correct, without regard to any “material,” “materiality” or “Material Adverse Effect” qualifiers set forth therein, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

6.2Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

6.3Investor Agreement.  The Company shall have duly executed and delivered to the Investor, pursuant to Section 3.2(a) of this Agreement, the Investor Agreement.

6.4Collaboration Agreement.  The Company shall have duly executed and delivered to the Investor the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, has been delivered or is effective.

6.5No Material Adverse Effect.  From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused or would reasonably be expected to cause a Material Adverse Effect.

7.Company’s Conditions to Closing.  The Company’s obligation to issue and sell the Shares at the Closing is subject to the fulfillment as of the Closing of the following conditions (unless waived in writing by the Company):

7.1Representations and Warranties.  The representations and warranties made by the Investor in Section 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date.

7.2Covenants.  All covenants and agreements contained in this Agreement to be performed or complied with by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

7.3Investor Agreement.  The Investor shall have duly executed and delivered to the Company, pursuant to Section 3.2(b) of this Agreement, the Investor Agreement.

7.4Collaboration Agreement.  The Investor shall have duly executed and delivered to the Company the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, has been delivered or is effective.

8.Mutual Conditions to Closing.  The obligations of the Investor and the Company to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

8.1HSR Act and Other Qualifications.  The filings required under the HSR Act in connection with the Transaction Agreements shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date, and all other authorizations, consents, waivers, permits, approvals, qualifications and registrations to be obtained or effected with any Governmental Authority, including, without limitation, necessary blue sky permits and qualifications required by any state for the offer and sale to the Investor of the Shares, shall have been obtained and shall be in effect as of the Closing Date.

8.2Absence of Litigation.  There shall be no action, suit, proceeding or investigation by a Governmental Authority pending or currently threatened in writing against the Company or the Investor that questions the validity of any of the Transaction Agreements, the right of the Company or the Investor to enter into any Transaction Agreement or to consummate the transactions contemplated hereby or thereby or which, if determined adversely, would impose substantial monetary damages on the Company or the Investor as a result of the consummation of the transactions contemplated by any Transaction Agreement.

8.3No Prohibition; Market Listing.  (a) No provision of any applicable Law and no judgment, injunction (preliminary or permanent), order or decree that prohibits, makes illegal or enjoins the consummation of the Transaction shall be in effect; and (b) the Ordinary Shares shall be eligible for listing on The Nasdaq Global Market.

9.Termination.

9.1Ability to Terminate.  This Agreement may be terminated at any time prior to the Closing by:

(a)mutual written consent of the Company and the Investor;

(b)either the Company or the Investor, upon written notice to the other after one hundred and eighty (180) days from the date hereof (the “Termination Date”), if the Transaction shall not have been consummated by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(c)either the Company or the Investor, upon written notice to the other, if any of the mutual conditions to the Closing set forth in Section 8 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(d)the Company, if (i) any of the representations and warranties of the Investor contained in Section 5 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Investor of any covenant of the Investor in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6 or 8, and (B) which is not curable or, if curable, is not cured on or prior to the twentieth (20th) day after written notice thereof is given the Company to the Investor;

(e)the Investor, if (i) any of the representations and warranties of the Company contained in Section 4 of this Agreement shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 7 or 8, and (B) which is not curable or, if curable, is not cured on or prior to the twentieth (20th) day after written notice thereof is given by the Investor to the Company.

9.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, (a) this Agreement (except for this Section 9.2 and Section 11 hereof (other than Section 11.13), and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 9.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

10.Additional Covenants and Agreements.

10.1Market Listing.  From the date hereof through the Closing Date, the Company shall use all reasonable efforts to (a) maintain the listing and trading of the Ordinary Shares on The Nasdaq Global Market and (b) effect the listing of the Shares on The Nasdaq Global Market.

10.2Assistance and Cooperation.  Prior to the Closing, upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (a) taking all reasonable acts necessary to cause the conditions precedent set forth in Sections 6, 7 and 8 to be satisfied; (b) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and taking all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority; (c) taking all reasonable steps to obtain all necessary consents, approvals or waivers from Third Parties; and (d) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.  In addition, each of the Company and the Investor will promptly take any and all steps necessary to obtain any consent or to vacate or lift any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority relating to antitrust matters that would have the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting or materially delaying their consummation.

10.3Effect of Waiver of Condition to Closing.  In the event that, as of the Closing, the Investor waives the condition regarding a Material Adverse Effect set forth in Section 6.5 of this Agreement, the Investor shall be deemed to have waived any right of recourse against the Company for, and agreed not to sue the Company in respect of, any and all events or inaccuracies in any representations or warranties of the Company (a) that, as of the Closing, have caused or would reasonably be expected to cause such Material Adverse Effect and (b) of which the Investor had notice in writing from the Company immediately prior to the Closing.

10.4Share Legend Removal.  The legend set forth in Section 5.10 hereof shall be removed from any certificate evidencing the Shares (or if the Shares are held in book-entry form, any restrictions on transfer noted with respect thereto shall be removed) and the Company shall, or shall cause its transfer agent to, issue, no later than five (5) Business Days from receipt of a request from the Investor pursuant to this Section 10.4 following the expiration of the Restricted Period (as defined in the Investor Agreement) or such earlier date on which the restrictions on dispositions of the Shares terminates in accordance with Section 6.3 of the Investor Agreement, a certificate or certificates evidencing all or a portion of the Shares (if any), as requested by the Investor, without such legend if such legend removal is in compliance with

Sections 4 and 5 of the Investor Agreement and: (i) such securities have been resold under an effective registration statement under the Securities Act, (ii) such securities have been or will be transferred in compliance with Rule 144 under the Securities Act, (iii) such securities are eligible for resale pursuant to Rule 144(b)(1)(i) under the Securities Act or (iv) the Investor shall have provided the Company with an opinion of counsel, reasonably satisfactory to the Company, stating that such securities may lawfully be transferred without registration under the Securities Act.

11.Miscellaneous.

11.1Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction.  The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

11.2Waiver.  Waiver by a party of a breach hereunder by the other party shall not be construed as a waiver of any subsequent breach of the same or any other provision.  No delay or omission by a party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such party.  No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

11.3Notices.  All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit C attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid.  Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission).  Either party may change its address by giving notice to the other party in the manner provided above.

11.4Entire Agreement.  This Agreement and the Investor Agreement (once executed), contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

11.5Amendments.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Investor and the Company.

11.6Headings; Nouns and Pronouns; Section References.  Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.  References in this Agreement to a section or subsection shall be deemed to refer to a section or subsection of this Agreement unless otherwise expressly stated.

11.7Severability.  If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

11.8Assignment.  Except for an assignment by the Investor of this Agreement or any rights hereunder to an Affiliate (which assignment shall not relieve the Investor of any obligation hereunder), neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor or (b) the prior written consent of the Investor in the case of an assignment by the Company.

11.9Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

11.11Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

11.12No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.

11.13Survival of Warranties.  The representations and warranties of the Company and the Investor contained in this Agreement shall survive the Closing for twelve (12) months, except for (a) the representations and warranties set forth in Sections 4.1, 4.2, 4.4,

4.5(a), 4.6(d), 4.8, 4.12, 4.15, 4.16, 4.17, 5.1, 5.2, 5.5, 5.7, 5.8, 5.9 and 5.10, which shall survive the Closing and (b) the representation and warranty of the Investor in Section 5.11, which shall not survive the Closing.  The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation.  Accordingly, if any party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction.

11.14Remedies.  The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

11.15Expenses.  Each party shall pay its own fees and expenses in connection with the preparation, negotiation, execution and delivery of this Agreement and the Investor Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

WAVE LIFE SCIENCES LTD.

By:	/s/ Paul B. Bolno
Name: Paul B. Bolno
Title: President and CEO

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ Fumihiko Sato
Name: Fumihiko Sato
Title: Head of Portfolio Strategic Relations

[Signature Page to Share Purchase Agreement]

EXHIBIT A

FORM OF CROSS RECEIPT

CROSS RECEIPT

Wave Life Sciences Ltd. hereby acknowledges receipt from Takeda Pharmaceutical Company Limited on [__], 2018 of $59,999,992.40, representing the purchase price for 1,096,892 Ordinary Shares, no par value, of Wave Life Sciences Ltd., pursuant to that certain Share Purchase Agreement, dated as of February 19, 2018, by and between Takeda Pharmaceutical Company Limited and Wave Life Sciences Ltd.

WAVE LIFE SCIENCES LTD.

By:
Name:
Title:

Takeda Pharmaceutical Company Limited hereby acknowledges receipt from Wave Life Sciences Ltd. on [__], 2018 of 1,096,892 Ordinary Shares, no par value, of Wave Life Sciences Ltd., delivered pursuant to that certain Share Purchase Agreement, dated as of February 19, 2018, by and between Takeda Pharmaceutical Company Limited and Wave Life Sciences Ltd.

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:
Name:
Title:

A-1

EXHIBIT B

FORM OF INVESTOR AGREEMENT

B-1

EXHIBIT C

NOTICES

(a)If to the Investor:

Takeda Pharmaceuticals U.S.A., Inc.

One Takeda Parkway

Deerfield, IL  60015

Attention: General Counsel

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attention: Steven Wilcox and Zachary Blume

(b)If to the Company:

Wave Life Sciences Ltd.
733 Concord Avenue
Cambridge, MA 02138
Attention: General Counsel

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Kingsley L. Taft, Esq.

                 Gregg L. Katz, Esq.

C-1